FORM OF PERFORMANCE RSU AGREEMENT

Exhibit 10.26

AMERICOLD REALTY TRUST
2017 EQUITY INCENTIVE PLAN
Restricted Stock Unit Agreement
This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into by and between Americold Realty Trust, a Maryland real estate investment trust (the “Company”), and [•] (the “Participant”).
Grant Date:                     ____________________________________
Target Number of Restricted Stock Units:     ____________________________________
This grant also includes Dividend Equivalents, which are described below.
1.Grant of Restricted Stock Units and Dividend Equivalents.
1.1    Pursuant to Section 9.1 of the Americold Realty Trust 2017 Equity Incentive Plan (the “Plan”), the Company hereby issues to the Participant an Award of Restricted Stock Units (the “Restricted Stock Units”), in an amount equal to the “target number” set forth above (the “Target Award”). Each Restricted Stock Unit represents the right to receive Shares based on a percentage of the Target Award (ranging from 0%-200%) as set forth on Appendix A of this Agreement, subject to the terms and conditions set forth in this Agreement and the Plan. Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.2    Each Restricted Stock Unit includes one Dividend Equivalent. A Dividend Equivalent entitles the Participant to a cash payment equal to the cash dividends declared on a Share during the vesting period (if any). The determination of the amount of Dividend Equivalents and payment of Dividend Equivalents will be made as provided in Section 5.3.
1.3    The Restricted Stock Units shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
2.    Consideration. The grant of the Restricted Stock Units and related Dividend Equivalents is made in consideration of the services to be rendered by the Participant to the Company or its Subsidiaries.
3.    Vesting.
3.1    Except as otherwise provided in this Agreement, provided that the Participant has not incurred a Termination of Service as of the applicable vesting date, and further provided that any additional conditions and performance goals set forth in Appendix A (attached hereto) have been satisfied, the Restricted Stock Units will vest and no longer be subject to any restrictions in accordance with the following schedule:

Vesting Date	Number of Restricted Stock Units That Vest
Upon completion of the Performance Period as described in Appendix A	As provided in Appendix A
Once vested, the Restricted Stock Units become "Vested Units."
3.2    Except as provided in Sections 3.3 and 3.4 of this Agreement, the foregoing vesting schedule notwithstanding, upon the Participant's Termination of Service for any reason at any time before all of his or her Restricted Stock Units have vested, the Participant's unvested Restricted Stock Units shall be automatically forfeited and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement.
3.3    If the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause [or by the Participant for Good Reason (as such term is defined in the Participant’s written employment agreement with the Company)], a pro-rated portion of the Restricted Stock Units shall remain outstanding and eligible to vest based on actual performance through the last day of the Performance Period, based on the number of days during the Performance Period that the Participant was employed.
3.4    If, within the twelve (12) month period following a Change in Control, the Participant’s Termination of Service occurs as a result of a Termination of Service by the Company without Cause [or by the Participant for Good Reason (as such term is defined in the Participant’s written employment agreement with the Company)], the Restricted Stock Units shall immediately become vested based on actual performance through the Termination of Service date.
4.    Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until such time as the Restricted Stock Units and Dividend Equivalents are settled and/or paid in accordance with Sections 5 and 6 of this Agreement, the Restricted Stock Units and Dividend Equivalents (or the rights relating thereto) may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or Dividend Equivalents (or the rights relating thereto) shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units and Dividend Equivalents will be forfeited by the Participant and all of the Participant's rights to such interests shall immediately terminate without any payment or consideration by the Company.
5.    Rights as Shareholder; Dividend Equivalents.
5.1    The Participant shall not have any rights of a shareholder with respect to the Shares underlying the Restricted Stock Units (including, without limitation, any voting rights or any right to dividends paid with respect to the Shares underlying the Restricted Stock Units) unless and until the Restricted Stock Units vest and are settled by the issuance of Shares in accordance with Section 6 of this Agreement.

5.2    Upon and following the settlement of the Restricted Stock Units, the Participant shall be the record owner of the Shares underlying the Restricted Stock Units unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company.
5.3    If, during the vesting period provided in Section 3, the Company declares a cash dividend on the Shares, then, on the payment date of the dividend, the Participant’s Account shall be credited with Dividend Equivalents in an amount equal to the dividends that would have been paid to the Participant if one Share had been issued on the Grant Date for each Restricted Stock Unit granted to the Participant as set forth in this Agreement based the Target Award. At the end of the Performance Period and prior to payment of such Dividend Equivalents, the amount of Dividend Equivalents credited to the Participant’s Account shall be increased or decreased in the same proportion as the adjustment made to the Target Award when determining the number of Vested Units (based on the Company’s performance as described in Section 3.1 and Appendix A). Dividend Equivalents shall be subject to the same vesting and forfeiture restrictions as the Restricted Stock Units to which they are attributable and shall be paid, without adjustment for any earnings or interest, on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 6 of this Agreement. Dividend Equivalents credited to a Participant’s Account shall be distributed in cash. Dividend Equivalents shall not be eligible for dividend reinvestment.
6.    Settlement and Payment of Restricted Stock Units.
6.1    Subject to Section 9 of this Agreement, as soon as administratively practicable following the applicable vesting date provided in Section 3.1 (but in no event later than the end of the calendar year in which such Restricted Stock Units become vested), the Company shall (a) issue and deliver to the Participant the number of Shares equal to the number of Vested Units and cash equal to any Dividend Equivalents as provided in Section 5.3 (as adjusted to satisfy the tax withholding requirements provided in Section 9 of this Agreement), and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Shares delivered to the Participant.
6.2    Notwithstanding Section 6.1 of this Agreement, in accordance with Section 3.2 of the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Participant may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.
If the Participant is deemed a "specified employee" within the meaning of Code Section 409A, as determined by the Committee, at a time when the Participant becomes eligible for settlement of the Restricted Stock Units upon his "separation from service" within the meaning of Code Section 409A, then to the extent necessary to prevent any accelerated or additional tax under Code Section 409A, such settlement will be delayed until the earlier of: (a) the date that is six months following the Participant's separation from service and (b) the Participant's death.
6.3    To the extent that the Participant does not vest in any Restricted Stock Units for any reason, all interest in such Restricted Stock Units and any related Dividend Equivalents shall be forfeited. The Participant has no right or interest in any Restricted Stock Units or Dividend Equivalents that are forfeited.
7.    No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, consultant, advisor or Nonemployee Trustee of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant's employment or service at any time for any reason.
8.    Adjustments. If any change is made to the outstanding Shares or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted in any manner as contemplated by Section 4.4 of the Plan.
9.    Tax Liability, Net Settlement and Withholding.
9.1    The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation, including any Dividend Equivalents, paid to the Participant pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units or Dividend Equivalents and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes in accordance with Section 22.2 of the Plan.
9.2    Without limiting Section 9.1 of this Agreement, upon settlement of the Restricted Stock Units as provided in Section 6 of this Agreement, the Company shall have the right in its sole discretion to withhold a portion of the Shares that have a Fair Market Value equal to the amount required to be withheld by the Company (or its Subsidiaries) to satisfy the applicable federal, state and local tax withholding requirements, domestic or foreign, unless the Company, in its sole discretion, requires the Participant to make alternate arrangements satisfactory to the Company for such withholdings in advance of the arising of any withholding obligations.
9.3    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant's responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units, grant or payment of Dividend Equivalents or the subsequent sale of any Shares; and (b) does not commit to structure the Restricted Stock Units or Dividend Equivalents to reduce or eliminate the Participant's liability for Tax-Related Items.
10.    [Non-competition and Non-solicitation.
10.1    In consideration of the Restricted Stock Units and related Dividend Equivalents, the Participant agrees and covenants not to:
(a)    contribute his or her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, shareholder, volunteer, intern or in any other similar capacity to an entity engaged in the same or similar business as the Company and its Subsidiaries in any geographic area in which the Participant worked, represented the Company or its Subsidiaries, or had material contact with customers of the Company or its Subsidiaries during the Participant’s employment with the Company or any of its Subsidiaries, for a period of nine (9) months following the Participant's Termination of Service;
(b)    directly or indirectly, solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company or its Subsidiaries for nine (9) months following the Participant's Termination of Service; or
(c)    directly or indirectly, solicit, contact (including, but not limited to, e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with any current or actively sought prospective customers of the Company or any of its Subsidiaries with whom the Participant had material contact during the Participant’s employment with the Company or any of its Subsidiaries, for purposes of offering or providing goods or services similar to or competitive with those offered by the Company or any of its Subsidiaries for a period of nine (9) months following the Participant's Termination of Service.
(d)    The restrictions in this Section 10 are in addition to, and not in lieu of, any other similar obligations the Participant may have under any other agreement with the Company or its affiliates.
10.2    If the Participant breaches any of the covenants set forth in Section 10.1 of this Agreement:
(a)    all unvested Restricted Stock Units and related Dividend Equivalents shall be immediately forfeited; and
(b)    the Participant hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.]
11.    Clawback Policy. This Award shall be subject to the terms and conditions of the Company’s Incentive-Based Compensation Recoupment Policy adopted effective January 23, 2018, a copy of which has been provided to the Participant and which is incorporated herein by reference. This Award is also subject to the requirements of any applicable law, government regulation, or stock exchange listing requirement with respect to the recovery of incentive compensation.
12.    Compliance with Law. This Award and the issuance or transfer of Shares in accordance with Section 6 of this Agreement shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal law and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

13.    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Committee, care of the Company, at the Company's principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant's address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Committee) from time to time.
14.    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Georgia without regard to conflict of law principles.
15.    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.
16.    Restricted Stock Units and Dividend Equivalents Subject to Plan. This Agreement is subject to the Plan as approved by the Company's shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
17.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant's beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units and related Dividend Equivalents may be transferred by will or the laws of descent or distribution.
18.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
19.    Discretionary Nature of Plan. The Plan is discretionary and may be amended, altered, suspended or terminated by the Board at any time, in its discretion. The grant of the Restricted Stock Units and Dividend Equivalents in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units, Dividend Equivalents or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Committee and the Board. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant's employment with, or service to, the Company or its Subsidiaries.
20.    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units and related Dividend Equivalents, prospectively or retroactively; provided, that, no such amendment shall materially impair the previously accrued rights of the Participant under this Agreement without the Participant's consent, subject to the provisions of Section 21 of the Plan.

21.    Code Section 409A. This Agreement is intended to comply with Code Section 409A or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Code Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.
22.    No Impact on Other Benefits. The value of the Participant's Restricted Stock Units and related Dividend Equivalents is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
23.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
24.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof and accepts the Restricted Stock Units and related Dividend Equivalents subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units, payment of related Dividend Equivalents or disposition of the underlying Shares, and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AMERICOLD REALTY TRUST
By: _____________________ Name: Title:

[PARTICIPANT NAME]
By: _____________________ Name:

Appendix A

Performance Period: [To be determined]

Performance Measurement: Vesting of the Restricted Stock Units shall be determined as provided in this Appendix A based on the Company’s relative total shareholder return or “TSR” compared against the total shareholder return of each company in the MSCI U.S. REIT Index on the first day of the Performance Period, provided, however, that any such company that is acquired or completes a “going private” transaction during the Performance Period shall be disregarded and any such company that has filed for bankruptcy protection or is delisted during the Performance Period from any national securities exchange will have a TSR percentile ranking of 0%. For purposes of this Agreement, “TSR” means the compounded annual growth rate, expressed as a percentage and rounded to the nearest two decimal points, in the value of a Share due to stock price change and paid dividends on an absolute basis, during the applicable Performance Period. For this purpose, the price of a Share shall mean the closing sales price of the Company’s common stock on the New York Stock Exchange (or such other national securities exchange or quotation system on which the Shares may be listed or quoted) on the applicable day of the Performance Period. At the end of the Performance Period, the Committee shall determine and certify, in its sole discretion, the applicable TSR for such period. In determining total shareholder return of each of the companies in the MSCI U.S. REIT Index, the Committee will use, to the extent practical, the same methodology used to compute the TSR as set forth above.

Vesting: The number of Restricted Stock Units that will vest (if any) will be determined as provided in the table below. In the event that the Company’s relative TSR performance does not meet the Minimum performance level threshold set forth below, the Restricted Stock Units shall be automatically forfeited and neither the Company nor any Subsidiary shall have any further obligations to the Participant under this Agreement.

Performance Level Thresholds	Relative TSR Percentile	Vesting Percentage	Restricted Stock Units Vested
Minimum	30th percentile	50% of Target Award	[•]
Target	55th percentile	100% of Target Award	[•]
Maximum	75th or greater percentile	200% of Target Award	[•]

If the Company’s relative TSR falls between the Minimum and Target performance level thresholds or the Target and Maximum performance level thresholds provided above, the number of Restricted Stock Units that will vest will be mathematically interpolated by the Committee on a linear basis.

If the number of Restricted Stock Units that vest pursuant to the above table exceeds the “350% Value Cap,” the number of vested Restricted Stock Units will be reduced such that the delivered value will not exceed such 350% Value Cap. The 350% Value Cap equals the number of Restricted Stock Units that corresponds to the product of the value of a Share on the Grant Date, multiplied by the Target Award, multiplied by 350%. For example, assume the Company achieves the Maximum performance level threshold (with a payout percentage of 200%), and the Company’s stock price has increased 200% (measured from the Grant Date). Because the award would deliver a payout of 400% (200% x 200%), the number of Restricted Stock Units that vest will be reduced such that the value delivered on the payout date does not exceed the 350% Value Cap.

If the Company’s relative TSR is negative, in no event may the number of Restricted Stock Units that vest exceed the Target Award.

In no event will the number of Restricted Stock Units that vest pursuant to this Agreement exceed 200% of the Target Award.